Exhibit 99.1

For Immediate ReleaseContact:

Fitzhugh Taylor

(203) 682-8261

ftaylor@icrinc.com

Ruth’s Hospitality Group, Inc. Announces Appointment of Stephen M. King

to the Company’s Board of Directors

WINTER PARK, Fla.—(BUSINESS WIRE)—November 13, 2017—Ruth’s Hospitality Group, Inc. (“RHGI” or the “Company”) (NASDAQ: RUTH) announced today that Stephen M. King has been appointed to serve as an independent member of the Board of Directors effective January 1, 2018.  With his appointment, the Board will be comprised of eight members, seven of whom are independent.  Mr. King will stand for election by vote of the shareholders at the Company’s next annual meeting.

Mr. King is Chairman and Chief Executive Officer of Dave & Buster’s Entertainment, Inc. (“Dave & Buster’s”), a leading owner and operator of high-volume entertainment and dining venues that offer customers the opportunity to “Eat, Drink, Play and Watch,” all in one location.  He has served as Chairman of the Board of Dave & Buster’s since June 2017 and as Chief Executive Officer since September 2006.  From March 2006 until September 2006, Mr. King served as Senior Vice President and Chief Financial Officer of Dave & Buster’s.  From 1984 to 2006, he served in various capacities for Carlson Restaurants Worldwide Inc., a company that owns and operates casual dining restaurants worldwide, including Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer and President and Chief Operating Officer of International.

“Steve is a veteran public company CEO with a track record of delivering strong business results in the hospitality industry.  We are delighted to welcome Steve to our Board” said Michael O’Donnell, Chairman & Chief Executive Officer of RHGI.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.